EXHIBIT 5

                         RICHARD I. ANSLOW & ASSOCIATES
                              4255 ROUTE 9 SUITE D
                           FREEHOLD, NEW JERSEY 07728


                                                                  March 11, 1999


Silver Star Foods, Inc.
1000 South Avenue
Staten Island, New York 10314

Gentlemen:

    You have requested our opinion, as counsel for Silver Star Foods, Inc., a New York corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.


    The Registration Statement relates to an offering of 750,000 units, each unit consisting of one share of common stock and two common stock purchase warrants.



    We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the Units, Common Stock and Warrants, when issued, delivered, and paid for, will be fully paid validly issued and non-assessable.


    No opinion is expressed herein as to any laws other than the State of New York of the United States.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                          Very truly yours,
                                          RICHARD I. ANSLOW & ASSOCIATES
                                          By: /s/ Richard I. Anslow
                                          Richard I. Anslow